Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
International Steel Group Inc.

We consent to the use of our report on Weirton Steel Corporation’s financial statements included herein and to the reference to our firm under the heading “Experts” in the Registration Statement.

Our report dated March 26, 2004 contains an explanatory paragraph that states that Weirton Steel Corporation has incurred significant recurring losses from operations, has an accumulated deficit, and as discussed in note 2 to the Weirton Steel Corporation consolidated financial statements, filed a voluntary petition seeking to reorganize under Chapter 11 of the federal bankruptcy laws and entered into an agreement to sell substantially all of its assets, which raise substantial doubt about its ability to continue as a going concern. The Weirton Steel Corporation consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ KPMG LLP

Pittsburgh, Pennsylvania
August 31, 2004